EXHIBIT 99.2

State of Alaska

OFFICE OF THE GOVERNOR

Frank H. Murkowski Governor P.O. Box 110001 Juneau, Alaska 99811-0001 NEWS RELEASE	Becky Hultberg Press Spokeswoman 907-465-3500 FAX: 907-465-3532 www.gov.state.ak.us

FOR IMMEDIATE RELEASE: September 16, 2004	No.04-227

Governor Signs MOU for Coal Development

Second MOU Establishes Taiwan-Alaska Trade and Investment Council

(Anchorage) – Continuing his effort to expand markets for Alaska’s natural resources, Governor Frank H. Murkowski today signed a Memorandum of Understanding with high-ranking representatives of Taiwan’s government to jump-start development of Alaska’s vast Cook Inlet coal deposits.

“This signing establishes firm commitments from both Alaska and Taiwan to push for development of one of the world’s most important coal reserves, the Beluga/Chuitna coal fields,” said Murkowski. “This is an important step that will result in jobs for Alaska and much-needed energy for Taiwan.”

The agreement shows that Taiwan’s industry has serious expectations that Alaska’s high-moisture coal can be processed sufficiently to meet their nation’s energy needs at a reasonable coast – providing a new market for one of our most abundant natural resources, the governor said.

Taiwan’s state energy utility, Taipower could itself use up to 4 million tons per year of processed coal, while other coal users like China Steel and private companies like Formosa Plastics could have significant additional requirements for Alaska coal, according to information from the Taiwan delegation.

Taiwan President Chen Shui-Bien gave evidence of his commitment to making Taiwan-Alaska coal trade a reality in a Sept. 6 letter to Murkowski laying out the delegation’s two-fold mission.

“First, (it is) to finalize coal procurement, refine future energy cooperation and explore trade opportunities in other areas,” Chen wrote. “Second, as proposed in your letter, (it is) to announce the establishment of an executive committee for Taiwan-Alaska economic and trade cooperation to integrate policy and business efforts and to ensure efficient decision-making. With your support and the collaborative efforts of Taiwanese and Alaskan officials, I look forward to another round of breakthroughs in our bilateral relations.”

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The governor, along with the Alaska Support Industry Alliance, also signed a second MOU with Taiwan that establishes a Taiwan-Alaska Trade and Investment Cooperation Council. Alaska’s representatives on the council will be Larry Houle, executive director of the Alaska Support Industry Alliance, and Alaska Attorney General Gregg Renkes.

Initially, the Council will focus on the areas of energy, fisheries, tourism, and agriculture. Each side will have two representatives — one from the private sector and another from the government — to serve as the council’s co-chairs.

The 14-member delegation from Taiwan arrived in Anchorage on Wednesday, and will visit Juneau before departing on Monday, Sept. 21.

The delegation is headed by Ning-Hsiang Kang, Senior Advisor to the President of Taiwan. The energy and investment delegates include Executive Yuan Minister Yi-fu Lin; Theodore M. H. Huang, Chairman, Chinese National Association of Industry & Commerce; James C. Ho, Deputy Executive Secretary, Development Fund, Executive Yuan; Huey-Ching Yeh, Director General, Bureau of Energy, Ministry of Economic Affairs; Edward K. M. Chen, President, and Mark G. M. Chuang, Fuel Department Director, both from Taiwan Power Company (Taipower); Daniel Chen, Taipei Economic & Cultural Official; and Jessie Chin, Ministry of Foreign Affairs Specialist.

Two seafood buyers and the head of Taiwan’s fishery agency also came to Anchorage: Chin-Lau Kuo, Chief Secretary, Fishery Agency, Council of Agriculture, Executive Yuan; Alfred Chiang, Senior Vice President, F.C.F. Fishery Co., Ltd.; Jay Yen, Purchasing Manager, Yen & Brothers Enterprise Co. Li-chih Wei, Deputy Director-General, Taiwan Forestry Bureau, is the delegation’s forest products expert. Brian Chou, Vice President of China Airlines also accompanied the group.

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